AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Amendment”) has been entered into as of November 26, 2013, by and among LivingSocial, Inc., a Delaware corporation (“LivingSocial”), LivingSocial, B.V., a Netherlands limited liability company (“Seller”), Groupon, Inc., a Delaware corporation (“Parent”), and Groupon Trailblazer, Inc., a Delaware corporation (“Buyer”). LivingSocial, Seller, Parent, and Buyer are sometimes referred to herein as the “Parties” and each, individually, as a “Party”.
Recitals
A.    Reference is made to that certain Share Purchase Agreement dated as of November 6, 2013 (the “Share Purchase Agreement”), by and among the Parties.
B.    Pursuant to Section 9.10 of the Share Purchase Agreement, the Parties desire to amend, restate and supplement certain provisions set forth in the Share Purchase Agreement.
C.    All capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Share Purchase Agreement.
NOW, THEREFORE, the Parties hereto agree as follows:
Amendment
1.The definition of “Working Capital” set forth in Section 1.1 of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
““Working Capital” means (i) the aggregate amount of LS Korea’s and its Subsidiaries’ consolidated current assets (including Cash on Hand) as of the Closing Date, excluding deferred income Tax assets, less (ii) the aggregate amount of LS Korea’s and its Subsidiaries’ consolidated current liabilities as of the Closing Date, excluding deferred income Tax liabilities, in each case as determined in South Korean Won and in accordance with US GAAP and the Applicable Accounting Principles, except (w) that to avoid duplication, the amounts of any Company Indebtedness or LS Korea Indebtedness that reduce the amount of the Purchase Price payable hereunder shall not be included as a current liability, (x) the amount accrued as a current liability in respect of the Company’s bonus plan shall be fixed at KRW 2,500,000,000, (y) the aggregate amount of any real property lease deposits categorized as non-current assets shall instead be included as current assets, but only to the extent such lease deposits relate to the Company’s main offices located at the Dong-il Tower in Seoul, South Korea and (z) the aggregate amount of loyalty points granted to customers of LS Korea, the Company or its Subsidiaries in connection with any special marketing campaigns commenced during the period beginning on November 26, 2013 and ending on December 31, 2013 and that expire unused on or prior to January 31, 2014 shall not be included as a current liability. For the avoidance of doubt, LS Korea’s, the Company’s and its Subsidiaries’ consolidated current liabilities as of the Closing Date shall include (I) all Payroll Taxes and (II) all unpaid withholding Taxes, stamp Taxes, and Transfer Taxes associated with the settlement of the Affiliate Agreements.”

2.The definition of “Working Capital Target” set forth in Section 1.1 of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
““Working Capital Target” means (x) KRW -64,033,750,432 if the condition in Section 5.3(c) is satisfied prior to January 2, 2014 and the Closing occurs on January 2, 2014 (or if the Closing could have occurred on January 2, 2014 but for Buyer’s failure to satisfy all the conditions set forth in Section 5.2 as of January 2, 2014) and (y) KRW -58,488,050,432 if (A) the condition in Section 5.3(c) is not satisfied prior to January 2, 2014 or (B) the condition in Section 5.3(c) is satisfied prior to January 2, 2014 but the Closing occurs after January 2, 2014 because Seller has not satisfied all the conditions set forth in Section 5.1 as of January 2, 2014; provided that, in either case, the Working Capital Target shall be reduced by the amount of any and all Documented Marketing Expenses.”
3.The following definition shall be inserted into Section 1.1 of the Share Purchase Agreement in the proper alphabetical order:
““Documented Marketing Expenses” means the aggregate subscriber acquisition and advertising expenses of LS Korea, the Company and its Subsidiaries incurred in November and December 2013 that are in excess of KRW 3,700,000,000, subject to the receipt by Buyer or Parent of supporting documentation that evidences the payment or incurrence of such marketing expenses; provided that, for purposes of calculating any adjustments to the Purchase Price pursuant to Section 2.2(d), Documented Marketing Expenses shall in no event exceed an aggregate amount equal to KRW 2,200,000,000. For the avoidance of doubt, subscriber acquisition and advertising expenses do not include marketing-related employee compensation, loyalty points granted to customers or other non-cash marketing expenses.”
4.The third and fourth sentences of Section 2.2(d)(iii) of the Share Purchase Agreement are hereby amended and restated in their entirety to read as follows:
“If the Estimated Closing Cash is less than Eleven Billion Ninety One Million Three Hundred Ninety Three Thousand Seventy Nine South Korean Won (KRW 11,091,393,079) (the “Target Cash”), then the Purchase Price to be paid pursuant to Section 2.2(a) will be decreased dollar for dollar by the amount of such shortfall; provided that the Target Cash shall be reduced by the amount equal to the product of (i) Documented Marketing Expenses and (ii) a fraction, the numerator of which is the aggregate cash amount actually paid for subscriber acquisition and advertising expenses of LS Korea, the Company and its Subsidiaries in November and December 2013 and the denominator of which is the aggregate subscriber acquisition and advertising expenses of LS Korea, the Company and its Subsidiaries incurred in November and December 2013 (such product, the “Cash Reduction Amount”). If the Estimated Closing Cash is greater than or equal to the Target Cash but less than Fifteen Billion Three Hundred Fifty-Three Million Six Hundred Seventy Thousand Eight South Korean Won (KRW 15,353,670,008) (the “Cash Maximum”), then no adjustment shall be made; provided that the Cash Maximum shall be reduced by the amount equal to the Cash Reduction Amount.”

5.In accordance with Section 4.1 of the Share Purchase Agreement, Buyer hereby consents to LS Korea, the Company and its Subsidiaries making financial investments in marketing efforts and activities that are not consistent with past practices in connection with the special marketing campaigns contemplated by this Amendment; provided, however, that neither LS Korea, the Company nor its Subsidiaries shall enter into any Material Contract in connection with such special marketing campaigns that require spend commitments beyond January 31, 2014 or have contractual exclusivity provisions extending beyond January 31, 2014 without first obtaining Buyer’s consent pursuant to Section 4.1 of the Share Purchase Agreement.
6.Except as specifically set forth herein, the Share Purchase Agreement shall remain in full force and effect, and its provisions shall be binding on the Parties thereto. References in the Share Purchase Agreement or in any other document to the Share Purchase Agreement shall refer to the Share Purchase Agreement, as amended hereby.
7.This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. Each counterpart may be delivered by facsimile transmission or e‑mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.
8.THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Share Purchase Agreement as of the date first above written.

SELLER: LIVINGSOCIAL, B.V. By:/s/ Timothy O’Shaughnessy Name: Timothy O’Shaughnessy Title: Chief Executive Officer By:/s/ Siti Strijbosch Name: Siti Strijbosch Title: Director
LIVINGSOCIAL: LIVINGSOCIAL, INC. By:/s/ Timothy O’Shaughnessy Name: Timothy O’Shaughnessy Title: Chief Executive Officer
BUYER: GROUPON TRAILBLAZER, INC. By: /s/ Jason Harinstein Name: Jason Harinstein Title: Senior Vice President
PARENT: GROUPON, INC. By: /s/ Jason Harinstein Name: Jason Harinstein Title: SVP, Corporate Development